Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports 2014 Financial Results

Warren, MI – February 19, 2015 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported 2014 consolidated net income of $45.4 million, or $1.51 per basic and diluted share, on total operating revenue of $1.19 billion. Net income in the fourth quarter of 2014 totaled $10.5 million, or $0.35 per basic and diluted share, on total operating revenue of $302.5 million. This compares to $11.3 million of net income on total operating revenue of $259.5 million in the fourth quarter of 2013.

Operating revenues from transportation services increased $15.4 million, or 8.6%, to $195.2 million in the quarter ended December 31, 2014, from the comparable period last year, due to a 4.2% year-over-year increase in loads and a 7.7% increase in average operating revenues per load. Value-added services revenues increased $21.6 million in the most recent quarter. However, revenues from subsidiaries delivering these services that have been included in our consolidated financial results for more than one year declined 11.2%, or $5.4 million, due to the conclusion of certain customer operations. Revenues from intermodal services increased 18.6%, to $37.4 million from $31.6 million in the fourth quarter of 2013. The $5.9 million net increase in revenues from intermodal services includes a $6.3 million, or 22.7% increase in our intermodal drayage services, which is benefiting from increased import activity.

In the aggregate, income from operations declined 1.6% to $18.8 million, compared to $19.1 million in the fourth quarter of 2013. Income from operations in our transportation segment increased 35.2% to $9.6 million or 4.7% of segment operating revenues for the fourth quarter of 2014, which compares to $7.1 million or 4.0% of segment operating revenues for the fourth quarter of 2013. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 12.6% to $11.1 million or 11.3% of operating revenues for the fourth quarter of 2014. This compares to $12.7 million or 15.2% of operating revenues one year earlier.

As previously announced, operating activities in late 2014 broadly achieved fourth quarter performance expectations. Universal’s 2014 net income also reflects the following developments:

•	The recognition of a $2 million accounting reserve for an uncollectible account related to a customer in the oil exploration industry.

•	Non-cash charges totaling approximately $1 million related primarily to the retirement of our former chief executive officer.

Universal’s new Chief Executive Officer, Jeff Rogers, commented, “2014 was a period of operational and leadership transition for Universal. Our truckload transportation and intermodal businesses enjoyed favorable demand and pricing environments throughout the year. I am also somewhat encouraged by margin improvements in Universal’s value-added operations, where we are working hard to restore historic margin trends, following a difficult operating environment earlier in the year. The financial performance of our dedicated transportation operations remains subpar, though, and we will respond appropriately.

“Looking ahead, we do see generally favorable economic conditions for our largest industrial and retail customers through 2015 and even beyond. Over the next few years, my objective for our organization is to further refine Universal’s unique capabilities, creating a blueprint for exceptional growth in both revenues and margins.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of December 31, 2014, we held cash and cash equivalents totaling $8.0 million and marketable securities totaling $14.3 million. Outstanding debt at year end totaled $235.3 million and obligations pursuant to capital leases were valued at $3.0 million.

Universal Truckload Services, Inc. announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on March 2, 2015 and is expected to be paid on March 12, 2015. The Board of Directors also appointed Mr. Rogers as a director of Universal, effective immediately.

Conference call:

We invite analysts and investors to participate in our 2014 financial performance conference call, during which Jeff Rogers and David Crittenden, CFO, will discuss fourth quarter 2014 financial performance, recent corporate developments, our current business outlook, and expectations for future revenue growth and margin expansion.

Time:	10:00 AM ET
Date:	Friday, February 20, 2015
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	82605487

A replay of the conference will be available two hours after the call through March 19, 2015, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 82605487. Additionally, the call will be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating revenues:
Transportation services	$195,210	$179,785	$769,308	$706,998
Value-added services	69,837	48,199	284,496	195,086
Intermodal services	37,433	31,564	137,717	131,408

Total operating revenues	302,480	259,548	1,191,521	1,033,492

Operating expenses:
Purchased transportation and equipment rent	159,115	140,434	615,327	560,024
Direct personnel and related benefits	50,636	45,544	205,905	178,441
Commission expense	11,482	9,994	43,922	39,248
Operating expense (exclusive of items shown separately)	25,589	21,442	115,154	79,263
Occupancy expense	6,650	5,126	26,520	20,049
Selling, general and administrative	13,156	8,601	44,814	33,046
Insurance and claims	8,138	4,337	25,991	19,242
Depreciation and amortization	8,921	4,937	33,053	19,686

Total operating expenses	283,687	240,415	1,110,686	948,999

Income from operations	18,793	19,133	80,835	84,493
Interest expense, net	(2,096)	(912)	(8,183)	(4,036)
Other non-operating income	132	93	447	459

Income before provision for income taxes	16,829	18,314	73,099	80,916
Provision for income taxes	6,310	7,012	27,729	30,344

Net income	$10,519	$11,302	$45,370	$50,572

Earnings per common share:
Basic	$0.35	$0.38	$1.51	$1.68
Diluted	$0.35	$0.38	$1.51	$1.68

Weighted average number of common shares outstanding:
Basic	29,946	30,083	30,013	30,064
Diluted	29,952	30,127	30,044	30,160

Dividends paid per common share	$0.07	$0.07	$0.28	$0.14

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$8,001	$10,223
Marketable securities	14,309	11,626
Accounts receivable - net	151,107	132,001
Other current assets	42,863	49,539

Total current assets	216,280	203,389
Property and equipment - net	178,069	142,656
Other long-term assets - net	134,665	144,091

Total assets	$529,014	$490,136

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$103,389	$93,896
Capital lease obligations	3,031	4,643
Debt	235,298	237,500
Other long-term liabilities	50,135	48,532

Total liabilities	391,853	384,571
Total shareholders’ equity	137,161	105,565

Total liabilities and shareholders’ equity	$529,014	$490,136

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Transportation Services:
Average operating revenues per loaded mile (a)	$3.03	$2.83	$2.99	$2.78
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.68	$2.43	$2.61	$2.39
Average operating revenues per load (a)	$1,096	$1,018	$1,064	$1,012
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$970	$874	$928	$870
Average length of haul (a) (b)	362	360	356	364
Number of loads (a)	161,862	155,382	643,375	619,055

Value Added Services:
Number of facilities (d)
Customer provided	15	17	15	17
Company leased	30	26	30	26

Total	45	43	45	43

Intermodal Services:
Drayage (in thousands)	$34,276	$27,944	$124,609	$109,224
Domestic Intermodal (in thousands)	665	1,267	3,315	12,153
Depot (in thousands)	2,492	2,353	9,793	10,031

	$37,433	$31,564	$137,717	$131,408

Average operating revenues per loaded mile (c)	$5.60	$4.86	$5.39	$4.64
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (c)	$4.55	$3.91	$4.35	$3.74
Average operating revenues per load (c)	$414	$389	$404	$356
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (c)	$336	$313	$326	$286
Number of loads (c)	82,830	71,744	308,509	307,116
Number of container yards	11	11	11	11

(a)	Excludes operating data from Universal Logistics Solutions, Inc. and Universal Logistics Solutions International, Inc. in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Average Headcount
Employees	4,173	3,741	4,219	3,449
Full time equivalents	1,446	1,764	1,528	1,786

Total	5,619	5,505	5,747	5,235

Average number of tractors
Provided by owner-operators	3,239	3,335	3,305	3,343
Owned	839	721	808	701
Third party lease	74	127	67	80

Total	4,152	4,183	4,180	4,123

Operating Revenues by Segment:
Transportation	$203,936	$176,182	$778,603	$705,557
Logistics	98,458	83,254	412,507	327,498
Other	86	112	411	437

	$302,480	$259,548	$1,191,521	$1,033,492

Income from Operations by Segment:
Transportation	$9,584	$7,056	$34,931	$28,537
Logistics	11,138	12,692	50,892	58,724
Other	(1,929)	(615)	(4,988)	(2,768)

	$18,793	$19,133	$80,835	$84,493

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present adjusted income from operations and adjusted EBITDA as supplemental measures of our performance. We define adjusted income from operations as income from operations adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, including transaction and other costs related to our acquisition of Westport. We define adjusted EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA, further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, including transaction and other costs related to our acquisition of Westport. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted income from operations and adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted income from operations and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of income from operations, the most comparable GAAP measure, to adjusted income from operations; and of net income, the most comparable GAAP measure, to EBITDA and adjusted EBITDA for each of the periods indicated:

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)

Adjusted income from operations
Income from operations	$18,793	$19,133	$80,835	$84,493
Transaction and other costs (a)	—	723	—	723

Adjusted income from operations	$18,793	$19,856	$80,835	$85,216

Operating margin (b)	6.2%	7.4%	6.8%	8.2%
Adjusted operating margin (b)	6.2%	7.7%	6.8%	8.2%

Adjusted EBITDA
Net income	$10,519	$11,302	$45,370	$50,572
Provision for income taxes	6,310	7,012	27,729	30,344
Interest expense, net	2,096	912	8,183	4,036
Depreciation and amortization	8,921	4,937	33,053	19,686
Other non-operating income	(132)	(93)	(447)	(459)

EBITDA	27,714	24,070	113,888	104,179
Transaction and other costs (a)	—	723	—	723

Adjusted EBITDA	$27,714	$24,793	$113,888	$104,902

EBITDA margin (b)	9.2%	9.3%	9.6%	10.1%
Adjusted EBITDA margin (b)	9.2%	9.6%	9.6%	10.2%

(a)	Represents transaction and other costs incurred that were directly related to the acquisitions of Westport in December 2013.
(b)	Operating margin, adjusted operating margin, EBITDA margin, and adjusted EBITDA margin are computed by dividing income from operations, adjusted income from operations, EBITDA, and adjusted EBITDA, respectively, by total operating revenues for each of the periods indicated.

We present adjusted income from operations and adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted income from operations and adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•	Adjusted income from operations and adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted income from operations and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted income from operations and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted income from operations and adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate adjusted income from operations and adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted income from operations and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted income from operations and adjusted EBITDA only supplementally.